EXHIBIT 1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-36252) pertaining to the 401(k) Savings Plan of Hilton Hotels Corporation of our report dated June 21, 2003, with respect to the financial statements and schedule of the Hilton Hotels 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Los Angeles, California
June 27, 2003